UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2013

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 S. Pine Island Road, Suite 305

Fort Lauderdale, FL 33324

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 800.330.1860

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2013, Staffing 360 Solutions, Inc. (the “Company” or “we”), entered into a binding Acquisition Agreement (the “Agreement”), by and among IDC Technologies, Inc. (“IDC”) and Prateek Gattani, the sole shareholder of IDC (the “IDC Shareholder”), pursuant to which the Company will acquire all the issued and outstanding stock of IDC and IDC will become a wholly owned subsidiary of the Company for an aggregate purchase price of approximately $13,400,000 (the “Purchase Price”).

Upon satisfaction of all closing conditions (the “Closing”), the Company shall have cash assets totaling at least $6,700,000, or an amount equal to 50% the Purchase Price of IDC (the “Financing”).  There is no assurance that the Company will be able to secure financing to close the transaction. At Closing, the Company will also issue to the IDC Shareholder a promissory note in the amount of 50% of the Purchase Price of IDC (the “Note”). The Note will accrue interest at a rate of 8% per annum with 42 monthly payments, to begin six months after Closing, and quarterly thereafter. At Closing, the Company shall assume only those IDC liabilities specifically agreed to by the Company, estimated to be approximately $5,500,000.

Furthermore, among other conditions to Closing are the completions of due diligence, negotiation and execution of a Stock Purchase Agreement, and certified audits by a Public Company Accounting Board certified auditor of IDC, and the entry into a separate vendor agreement with IDC India to provide services to Staffing 360 for a period of 42 months.

Pursuant to the Agreement, the IDC Shareholder will be employed by the Company based on terms to be agreed upon prior to Closing. Additionally, at the Closing, the Company shall pay the IDC shareholder 5% of IDC’s gross profit based on the gross profit for the trailing twelve months. For up to 42 months after the Closing, the Company shall pay the IDC Shareholder 10% of IDC’s ongoing gross profit. The payments shall be quarterly.

IDC Technologies, Inc., is headquartered in Milpitas, California and is a privately held staffing services corporation with operations in the US and Canada and related party operations in India. IDC, organized in May of 2003, has annual revenues of approximately $45 million.

IDC primarily places Information Technology (IT) personnel, into the Banking & Financial Services, Retail, Consumer Goods, Healthcare, Insurance, Technology, Manufacturing, Transportation, and Communications industries. The Company’s revenues are generated through approximately 100 individual clients.

The foregoing description of the terms of the Binding Acquisition Agreement does not purport to be complete and are qualified in their entirety by reference to the provision of such Agreement file as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

Execution of Acquisition Agreement

On February 13, 2013, the Company issued a press release announcing the execution of the binding Acquisition Agreement with IDC Technologies, Inc., a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

10.1	Binding Acquisition Agreement, dated February 11, 2013, by and among Staffing 360 Solutions, Inc., IDC Technologies, Inc., and Prateek Gattani.
99.1	Press Release Dated February 13, 2013, “Staffing 360 Solutions Executes Acquisition Agreement With IDC Technologies, Inc.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2013

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President